                                                                                   FOR IMMEDIATE RELEASE
                                                                                                January 29, 2004

                                                                                         Contact:

                                                                                          John B. Woodlief
                                                                                          Vice President - Finance
                                                                                           and Chief Financial Officer
                                                                                           704-372-5404

Ruddick Corporation Reports Fiscal First Quarter 2004 Results

CHARLOTTE, N.C.-January 29, 2004--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the 2004 fiscal first quarter ended December 28, 2003 increased by 2.1% to $692.4 million from $678.4 million in the first quarter of fiscal 2003. The increase in sales during the quarter was attributable to sales increases at the Harris Teeter supermarket subsidiary resulting from the addition of new stores and comparable store sales increases. The Company's American & Efird ("A&E") sewing thread subsidiary experienced sales declines during the quarter.

In the first fiscal quarter of 2004, consolidated net income rose 6.2% to $13.8 million, or $0.30 per diluted share, from $13.0 million, or $0.28 per diluted share, in the prior year's first quarter. The gain in earnings over the prior year resulted from a 15.1% operating profit improvement at Harris Teeter, partially offset by a decline in profitability at A&E and higher corporate expenses.

Harris Teeter's sales increased by 2.8% to $624.7 million in the first quarter of fiscal 2004 compared to sales of $607.8 million in the first quarter of fiscal 2003. The increase in sales was attributable to sales from new and replacement stores (partially offset by the closing of older stores) and a 1.40% increase in comparable store sales. During the first fiscal quarter of 2004, Harris Teeter opened one new replacement store, closed one older store and remodeled five additional stores. The company operated 140 stores at December 28, 2003 and currently anticipates opening an additional six new stores during the remainder of fiscal 2004. On a routine basis the company periodically reviews its business strategy and evaluates its existing store operations and from time to time will close or divest older or underperforming stores.

Operating profit at Harris Teeter increased by 15.1% to $25.8 million in the first fiscal quarter of 2004 as compared to $22.4 million in the prior year period. Operating profit as a percent of sales improved by 44 basis points to 4.13% in the first quarter of 2004 from 3.69% in the same period last year. Operating profit and margin improvements were achieved primarily through the continued growth in total and comparable store sales. Effective cost controls continued to offset additional promotional spending designed to drive sales.

Thomas W. Dickson, President and CEO of Ruddick commented that, "Our focus on providing our customers with a superior shopping experience in terms of value, quality and customer service continues to pay off as evidenced by our continued comparable store sales increase. We have experienced positive results from our expanded private label program for produce, the Harris Teeter Farmers Market(tm), and intend to continue to build upon this and our other similar programs that provide the best shopping experience for our customers."

A&E sales of $67.7 million in the first quarter of fiscal 2004 decreased by 4.1% from the $70.6 million in the prior year period. The decrease was driven by domestic sales declines of 6.3% and foreign sales declines of 2.0%. Foreign sales accounted for approximately 52% of A&E sales for the first quarter of fiscal 2004 up from approximately 51% in the prior year period as the trend of customers shifting more sourcing out of the United States continued.

A&E's operating profit was $969,000 in the 2004 first fiscal quarter compared to $2.1 million in the previous year's first fiscal quarter. Operating profit for the first fiscal quarter of 2004 was reduced by $369,000 for severance related costs resulting from the company's closing of its spinning plant in Maiden, NC. The weakness in sales contributed to the reduced operating profits from the prior year period.

Dickson said, "Business conditions continued to be difficult in the U.S. market. We continue to implement cost containment initiatives in our U.S. operations to compensate for the reduced volumes and we remain focused on expanding our foreign operations and optimizing cost and manufacturing capacities globally."

For the first three months of fiscal 2004, depreciation and amortization for the consolidated Ruddick Corporation totaled $18.9 million and capital expenditures totaled $12.9 million. During the fiscal first quarter Harris Teeter spent $11.5 million in capital expenditures, and estimates total capital spending for fiscal 2004 of approximately $81 million, a 25.5% increase from spending of $64.4 million in fiscal 2003. The anticipated increase in expenditures primarily reflects Harris Teeter's plans to open 7 new stores and remodel 16 stores. In addition to the capital expenditures, during the first fiscal quarter of 2004 Harris Teeter has invested $14.1 million in the development of certain of its new stores. Such development capital spending is not included in Harris Teeter's total anticipated fiscal 2004 capital expenditures of approximately $81 million.Year to date, A&E has spent $1.4 million in capital expenditures. A&E expects total fiscal year 2004 capital spending of approximately $10 million, compared to $9.2 million last year.

The Company's management remains cautious in its expectations for the remainder of fiscal 2004 due to the intense competition in the retail grocery segment and the continued

weak business conditions in the textile and apparel segment. Further operating improvement will be dependent on the Company's ability to offset rising health care and benefit costs with additional operating efficiencies.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's capital expenditures and store openings and closings; the ability to predict the required contributions to the Company's pension plan; and successful execution of initiatives designed to increase sales and profitability.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread with global operations.

###

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at: www.ruddickcorp.com.

RUDDICK CORPORATION
SUMMARY OF SALES AND EARNINGS
(in thousands, except per share data)

	13 WEEKS ENDED
	December 28,	December 29,
	2003	2002
	(Unaudited)	(Unaudited)

NET SALES
Harris Teeter	$624,652	$607,750
American & Efird	67,713	70,626
Total	692,365	678,376

COST OF SALES
Harris Teeter	445,313	432,722
American & Efird	51,020	53,815
Total	496,333	486,537

GROSS PROFIT
Harris Teeter	179,339	175,028
American & Efird	16,693	16,811
Total	196,032	191,839

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	153,548	152,620
American & Efird	15,355	14,673
Corporate	1,656	1,198
Total	170,559	168,491

EXIT AND IMPAIRMENT CHARGES
American & Efird	369	-

OPERATING PROFIT (LOSS)
Harris Teeter	25,791	22,408
American & Efird	969	2,138
Corporate	(1,656)	(1,198)
Total	25,104	23,348

OTHER EXPENSE (INCOME)
Interest expense	3,179	3,087
Interest income	(273)	(254)
Investment gains	(249)	(147)
Minority interest	341	280
Total	2,998	2,966

INCOME BEFORE TAXES	22,106	20,382
INCOME TAXES	8,324	7,403
NET INCOME	$13,782	$12,979

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING --
Weighted Average Number of Basic Shares Outstanding	46,264	46,512
Weighted Average Number of Diluted Shares Outstanding	46,440	46,605

NET INCOME PER SHARE --
Earnings Per Share - Basic	$0.30	$0.28
Earnings Per Share - Diluted	$0.30	$0.28

DIVIDENDS DECLARED PER SHARE - Common	$0.10	$0.09

RUDDICK CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 28,	December 29,
	2003	2002
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$49,090	$71,164
Temporary Investments	57,543	9,562
Accounts Receivable, Net	68,745	71,467
Inventories	231,051	234,092
Net Current Deferred Income Tax Benefits	14,293	14,060
Prepaid and Other Current Assets	21,056	22,996
Total Current Assets	441,778	423,341

PROPERTY, NET	517,612	524,687

INVESTMENTS	47,624	15,255

GOODWILL AND OTHER INTANGIBLES	12,640	12,469

OTHER LONG-TERM ASSETS	57,050	50,152

Total Assets	$1,076,704	$1,025,904

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable	$2,470	$2,925
Current Portion of Long-Term Debt	31,679	743
Dividends Payable	4,628	3,434
Accounts Payable	140,974	143,698
Federal and State Income Taxes	7,464	4,680
Accrued Compensation	25,695	23,133
Other Current Liabilities	56,915	56,313
Total Current Liabilities	269,825	234,926

LONG-TERM DEBT	160,748	185,033

NET LONG-TERM DEFERRED INCOME TAX LIABILITIES	30,461	31,663

PENSION LIABILITIES	65,532	65,134

OTHER LONG-TERM LIABILITIES	34,648	33,667

MINORITY INTEREST	9,099	7,393

SHAREHOLDERS' EQUITY:
Capital Stock - Common	48,680	52,363
Retained Earnings	498,289	454,730
Accumulated Non-Owner Changes in Equity	(40,578)	(39,005)
Shareholders' Equity	506,391	468,088

Total Liabilities and Shareholders' Equity	$1,076,704	$1,025,904

RUDDICK CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
	13 WEEKS ENDED
	December 28,	December 29,
	2003	2002
	(Unaudited)	(Unaudited)
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$13,782	$12,979
Non-Cash Items Included in Net Income
Depreciation and Amortization	18,868	19,821
Deferred Taxes	(862)	(1,854)
(Gain) Loss on Sale of Assets	(1,335)	3,655
Other, Net	7,041	4,495
Increase in Current Assets	(14,129)	(11,987)
Decrease in Current Liabilities	(9,308)	(22,296)
NET CASH PROVIDED BY OPERATING ACTIVITIES	14,057	4,813

INVESTING ACTIVITIES
Capital Expenditures	(12,936)	(11,151)
Net Decrease (Increase) in Temporary Investments	799	(43)
Purchase of Other Investment Assets	(14,087)	(30)
Cash Proceeds from Sale of Property	3,399	208
Company Owned Life Insurance, Net	(1,555)	(1,277)
Other, Net	459	222
NET CASH USED IN INVESTING ACTIVITIES	(23,921)	(12,071)

FINANCING ACTIVITIES
Net (Repayments of) Proceeds from Short-Term Borrowings	(197)	1,112
Payments on Long-Term Debt	(175)	(68)
Dividends Paid	(4,628)	(4,189)
Other, Net	732	1,145
NET CASH USED IN FINANCING ACTIVITIES	(4,268)	(2,000)

DECREASE IN CASH AND CASH EQUIVALENTS	(14,132)	(9,258)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	63,222	80,422

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$49,090	$71,164

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$3,103	$3,091
Income Taxes	$1,705	$993
Non-Cash Activity:
Assets Acquired Under Capital Leases	$3,574	-

RUDDICK CORPORATION
OPERATING STATISTICS
December 28, 2003
(Dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
1st Quarter	$ 14.3	$ 4.2	$ 0.4	$ 18.9

Capital Expenditures:
1st Quarter	$ 11.5	$ 1.4	-	$ 12.9

Purchase of Other Investment Assets:
1st Quarter	$ 14.1	-	-	$ 14.1

				Quarter and
Harris Teeter Store Count:				Year to Date

Beginning number of stores				140
Opened during the period				1
Closed during the period				(1)
Stores in operation at end of period				140